UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENTS

Under

the Securities Act of 1933

EDAC TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-1515599
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

5 McKee Place Cheshire, CT (860) 677–2603	06410
(Address of Principal Executive Offices)	(Zip Code)

EDAC Technologies Corporation 2011 Equity Incentive Plan

EDAC Technologies Corporation 2008 Equity Incentive Plan

EDAC Technologies Corporation 2000 Employee Stock Option Plan

EDAC Technologies Corporation 2000-B Employee Stock Potion Plan

EDAC Technologies Corporation 1998 Employee Stock Option Plan

1996 Stock Option Plan

Robert Whitty Stock Option Plan

EDAC Technologies Corporation 1991 Stock Option Plan

(Full title of the plans)

Dominick A. Pagano

President and Chief Executive Officer

EDAC Technologies Corporation

5 McKee Place

Cheshire, CT 06410

(Name and address of agent for service)

(860) 677-2603

(Telephone number, including area code, of agent for service)

Copy to:

Andrew Herman, Esq.

Shawn O’Hargan, Esq.

Kirkland and Ellis LLP

601 Lexington Ave.

New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

EDAC Technologies Corporation (“EDAC” or the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0025 per share (the “Common Stock”), issuable by the Company pursuant to the EDAC Technologies Corporation 2011 Equity Incentive Plan, EDAC Technologies Corporation 2008 Equity Incentive Plan, EDAC Technologies Corporation 2000 Employee Stock Option Plan, EDAC Technologies Corporation 2000-B Employee Stock Potion Plan, EDAC Technologies Corporation 1998 Employee Stock Option Plan, 1996 Stock Option Plan, Robert Whitty Stock Option Plan and the EDAC Technologies Corporation 1991 Stock Option Plan previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-175736), registering 200,000 shares of Common Stock, filed with the Securities and Exchange Commission on July 22, 2011;

•	Registration Statement on Form S-8 (File No. 333-152721), registering 500,000 shares of Common Stock, filed with the Securities and Exchange Commission on August 1, 2008;

•	Registration Statement on Form S-8 (File No. 333-62026), registering 300,000 shares of Common Stock, filed with the Securities and Exchange Commission on May 31, 2001;

•	Registration Statement on Form S-8 (File No. 333-62028), registering 500,000 shares of Common Stock, filed with the Securities and Exchange Commission on May 31, 2001;

•	Registration Statement on Form S-8 (File No. 333-81259), registering 300,000 shares of Common Stock, filed with the Securities and Exchange Commission on June 22, 1999;

•	Registration Statement on Form S-8 (File No. 333-24857), registering 300,000 shares of Common Stock, filed with the Securities and Exchange Commission on April 9, 1997;

•	Registration Statement on Form S-8 (File No. 333-18109), registering 100,000 shares of Common Stock, filed with the Securities and Exchange Commission on December 18, 1996; and

•	Registration Statement on Form S-8 (File No. 03348503), registering 325,000 shares of Common Stock, filed with the Securities and Exchange Commission on June 10, 1992.

On May 7, 2013 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of March 17, 2013 (the “Merger Agreement”), among EDAC, GB Aero Engine LLC, a Delaware limited liability company (“Parent”), and GB Aero Engine Merger Sub Inc., a Wisconsin corporation and a wholly–owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly–owned subsidiary of Parent.

As a result of the Merger, EDAC has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, EDAC hereby terminates the effectiveness of each of the Registration Statements and removes from registration any and all securities of EDAC registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cheshire, State of Connecticut, on May 17, 2013.

EDAC TECHNOLOGIES CORPORATION

By:	/s/ Dominick A. Pagano
Dominick A. Pagano President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.